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                                DISTRIBUTION AGREEMENT

This Agreement, made and entered into this 1st day of January, 1996 by and between NOVELLUS SYSTEMS, INC. having its principal place of business at 3970 North First Street, San Jose, California 95134, U.S.A. (hereinafter referred to as "Manufacturer") and SEKI TECHNOTRON CORPORATION, having its principal place of business at 5-6-30, Kiba, Koto-ku, Tokyo 135, Japan (hereinafter referred to as "Distributor").

                                     WITNESSETH:

WHEREAS, Manufacturer is engaged in the business of the manufacture of various equipment including the Product hereinafter defined and

WHEREAS, Distributor is engaged in the business of the sales, service and marketing of merchandise, and

WHEREAS, Distributor is desirous of being appointed exclusive distributor for all customers except for the customers assigned to Nippon Novellus (see Exhibit "A") for all Novellus Systems, Inc. CVD products in the Territory hereinafter defined.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, Manufacturer and Distributor do hereby agree to the terms and conditions set forth below.

1.     DISTRIBUTORSHIP, PRODUCTS AND TERRITORY

1.01 EXCLUSIVE DISTRIBUTORSHIP - Manufacturer hereby grants to Distributor during the term of this Agreement the exclusive right to sell and service all Products in the Territory to all accounts except those specified in Exhibit "A" in accordance with the terms and conditions herein set forth. All inquiries and/or orders received by Manufacturer from Distributor's customers within the Territory or for delivery in the Territory to such customers shall be transmitted to Distributor for handling.

1.02 PRODUCTS - The term Products as used herein shall refer to all CVD products manufactured by Novellus Systems, Inc., including parts hereof, as well as all accessories, attachments, spare parts and renewal parts therefore. Manufacturer shall have the right to modify, alter, improve, change or discontinue any or all of the Products covered by this Agreement upon thirty (30) days notice to Distributor. In the event Manufacturer manufactures any new or additional Products similar to or related to the Products hereunder, said Products, shall be added to the Products covered by the Agreement as long as there is no conflict of Distributors Product line.

1.03   TERRITORY - Territory as used herein shall mean the Country of Japan.

2.     ORDERS AND SHIPMENT

2.01 Distributor may place orders through its subsidiary SEOCAL, 361 Lytton Avenue, Palo Alto, CA 94301-1431 for the Products with Manufacturer. Distributor shall set forth the quantity of Products, the specifications therefor, and the desired delivery date. Manufacturer, after its acceptance of the purchase order, shall sell the Products to Distributor for resale in the Territory. Manufacturers subsidiary (Nippon Novellus) shall place orders directly with Manufacturer without involvement of Distributor.

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2.02   The products sold to Distributor by Manufacturer shall be shipped FOB
       Destination to the destination in the territory designated in the purchase order ("Destination") (i.e., title shall pass at Destination), unless otherwise agreed to by the parties. Manufacturer shall bear risk of loss for the products until delivery to Distributor at Destination. Manufacturer will pay all freight charges to Destination and invoice such charges to Distributor, however Distributor's subsidiary SEOCAL reserves the right to designate the freight company to be used by Manufacturer. Distributor will take delivery at Destination and be responsible for clearing the products through customs, and for all customs and other fees. The parties hereto agree to cooperate for purposes of obtaining all necessary export licenses and complying with U.S. export laws.

2.03 Manufacturer and Distributor agree that an order for Manufacturer's Product(s), that is designated as a Distributor's customer, can be accepted by Manufacturer from a customer in the Territory that is tied to a Volume Pricing Agreement negotiated by the Manufacturer. Manufacturer agrees to pay Distributor a sales commission of 5% and a service commission of 7% of the U.S. list price in lieu of Distributor acting in their normal distribution role, assuming Distributor has participated in the selling process and will be servicing the system during start up and the warranty period.

2.04 When Manufacturer's sales and marketing personnel assigned to its Japanese subsidiary perform the selling and servicing function at specifically identified accounts (see Exhibit "A") its subsidiary, Nippon Novellus, will bill directly to customers that which it sells and services.

2.05 Distributor agrees to service the Products sold by it, unless any of Distributor's accounts are transferred to Manufacturer, or Manufacturer's designee, by mutual agreement of the parties hereto. In addition, upon the mutual agreement of the parties hereto, Distributor may service accounts other than Distributor's accounts. Any accounts transferred under service contract or warranty will carry a prorated portion of that service with the new servicing party.

2.06 When Manufacturer's personnel assigned to its Japanese subsidiary perform the servicing function and Distributor's personnel perform the selling function for those accounts specifically identified in the Exhibit "A", Distributor will be responsible for Japanese customer engineering special modification and system installation, Manufacturer will be responsible for servicing the system once the system has been accepted by the customer, and Distributor will forfeit its 7% service commission.

2.07 Following accounts transfer (see Exhibit "A") Manufacturer agrees that Nippon Novellus serves during start up and the warranty period on all systems Distributor sold to the customers transferred. For those systems serviced by Nippon Novellus for which a service commission (6%; 7% less 1% for installation) has been paid to Distributor, Distributor will pay to Nippon Novellus a rebate. The rebate will be calculated by taking the number of months for which Nippon Novellus has assumed the warranty obligation divided by the warranty period (24 months) and multiply by the amount of the commission.

3.     PRICING AND TERMS OF PAYMENT

3.01 SALES PRICES - Attached hereto and made a part hereof as Exhibit "B" is Manufacturer's List Price for the Products, parts and accessories. The price to Distributor shall be eighty eight percent (88%) of the U.S. Domestic List Price at any given point in time unless otherwise covered by another provision of this Agreement. Said prices shall be subject to change by Manufacturer from time to time by 3 months prior written notice to Distributor; provided however, that no such

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       price increase shall affect purchase orders accepted by Manufacturer prior to notification of Distributor of the price change by Manufacturer. This price shall cover Distributor's sales and service of the Product.

3.02 TERMS OF PAYMENT - Unless otherwise agreed by the parties, payment shall be made by Distributor separately for each shipment per purchase order accepted by Manufacturer. Unless otherwise agreed by the parties, payment by Distributor to Manufacturer for Products shall be made in full net forty-five (45) days from shipment date.

3.03 CURRENCY - Currency for payments covered by this Agreement shall be U.S. Dollars.

4.     MARKETING AND ADVERTISING

4.01 DISTRIBUTOR'S UNDERTAKING - Distributor shall exert its best efforts to vigorously promote the sale of Products in the Territory during the term of this Agreement and to develop a market demand for the same in the Territory. Distributor shall advertise the Products throughout the Territory in appropriate advertising media and in a manner insuring proper and adequate publicity for the Products. Distributor shall maintain a sales and service organization which can be best utilized for the promotion of the sales of the Product, that is appropriate to the customer base serviced by Distributor.

       Given reasonable notice from Manufacturer or its Japanese subsidiary, Nippon Novellus, Distributor shall arrange joint customer visits. Manufacturer or its subsidiary, Nippon Novellus, has the right to independently arrange customer visits, with prior notification to the Distributor, that may not include representatives of Distributor.

       Distributor shall not, without prior written consent of Manufacturer, manufacture, sell, distribute or otherwise handle products which, in the opinion of Manufacturer, are similar to or competitive with the Products of Manufacturer. Failure to comply with the foregoing provision will subject this Agreement to immediate termination.

       Distributor shall not, without prior knowledge, approval and written consent of Manufacturer, design or cause to be installed any modification or change to the system hardware, software or process in part or whole. Distributor shall not utilize or transfer Manufacturer's process techniques or technologies to equipment or systems other than those supplied by Manufacturer.

       Distributor shall send at the Distributor's expense appropriate personnel to required sales and service meetings scheduled by Manufacturer and shall dispatch designated personnel to Manufacturer's plant for specific Product and service training as is deemed necessary to properly execute the sales and service functions envisioned in the Agreement. Distributor shall arrange customer visits to Manufacturer's facilities, provided Distributor has given Manufacturer adequate notice thereof and Manufacturer has consented to any such visit.

4.02 SPARE PARTS - Distributor shall stock spare parts commensurate with the number of systems both in and out of warranty installed by Distributor in the Territory. Parts will be purchased from Manufacturer's subsidiary (Nippon Novellus). If Manufacturer discontinues or obsoletes any part, then Distributor may return the discontinued or obsolete parts purchased from Manufacturer or its subsidiary for credit in the amount of one hundred (100%) percent of invoiced amount. If Distributor does not elect to purchase replacements for any such obsolete parts, then Distributor will receive a credit equal to 80% of the invoiced amount for any such obsolete invoiced parts

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       against amounts thereafter payable to Novellus hereunder for other spare parts and Products. Parts on consignment will be ordered from Manufacturer's subsidiary and shipped upon completion of a mutually acceptable consignment agreement between Distributor and Manufacturer's subsidiary.

4.03 TERRITORY DEMONSTRATION CENTER - Manufacturer's subsidiary (Nippon Novellus), shall provide process demonstration facilities including, but not limited to, fully functional system, test and evaluation equipment, trained personnel and consumable items. For such services, Distributor shall pay Nippon Novellus an annual retainer and a fee for each Demo.

       ANNUAL RETAINER- Distributor will pay to Nippon Novellus an annual retainer fee for 1996 of $300,000 by January 31, 1996. For years subsequent to 1996, the annual retainer fee will be calculated by taking the prior years fee and adding an amount equal to the prior years fee, times the inflation rate announced by the Japanese Government for the prior year. Such fee will be invoiced by Nippon Novellus when the inflation rate is announced, and payable by Distributor upon receipt of invoice.

       DEMO FEE - Distributor shall pay a fee for each demo. Nippon Novellus will provide a quote for the fee to Distributor based on estimated material and labor hours required to complete the demo.

4.04 FAIRS AND EXHIBITIONS - Distributor agrees to participate in appropriate industry exhibitions to exploit Product in the Territory. The cost of the exhibitions and displays and the responsibility therefor shall be borne by the Distributor. If Manufacturer and Distributor have a booth together then they will negotiate a reasonable fee to be paid by each party.

4.05 SERVICE PERSONNEL - Distributor shall maintain sufficient service personnel as is necessary to properly perform the service and support functions required for the installed systems. Distributor agrees to provide Manufacturer with personnel plan for satisfying the service requirements for installed systems during the term of this Agreement. The parties agree that one field engineer for every three Concept One systems in warranty and one field engineer for every five Concept One systems not in warranty will provide sufficient personnel to service Concept One installed systems. The parties also agree that one field engineer for every Concept Two system in warranty will provide sufficient personnel to service Concept Two installed systems.

4.06 DISTRIBUTOR'S GOAL - Distributor agrees that goals will be set mutually by Manufacturer and Distributor yearly. The goals for calendar year 1995 through 1999 will be established by Manufacturer and Distributor in January of each respective year.

4.07 PERFORMANCE EVALUATION - Manufacturer will conduct semiannual performance evaluations of Distributor based upon Manufacturer's review of major accounts, including MEC and Fujitsu. The criteria of this performance evaluation will follow the guidelines as provided by manufacturer and will include without limitation, criteria such as the adequacy of personnel training, the level of service and support provided to customers and the accomplishment of the goals as set forth in Section 4.06. The criteria will be jointly established by Distributor and Manufacturer on January of each year, and the performance evaluations based on the established criteria will be conducted the following July and January. In the event Manufacturer, in its sole discretion, determines as a result of any performance evaluation that Distributor has not met the established criteria, Manufacturer shall have the right to transfer the accounts not meeting this criteria to Nippon Novellus earlier than the original schedule.

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5.     CONFIDENTIALITY OF INFORMATION AND MATERIALS

       Distributor agrees to use best efforts to hold in strict confidence and not to disclose to others or use, either before or after termination of the Agreement, any technical or business information, manufacturing technique, process experimental work, trade secret or other confidential matter relating to Products. Distributor shall, upon request (and upon termination of this Agreement without request), deliver to Manufacturer any and all drawings, notes, documents and materials received from Manufacturer or developed in conjunction with the sale or service of Products.

6.     WARRANTY

6.01 Manufacturer warrant that the Product shall be free from defect in design, materials and workmanship for a period of twenty-four (24) months from the date of delivery to the site of the customer subject to
       Section 6.02. Manufacturer shall supply Distributor free of charge, replacement parts necessary for the warranty servicing performed by Distributor.

       If Manufacturer requests return of defective goods subject to Section 6.02, Manufacturer shall pay all transportation charges for the return of defective goods and all transportation and customs clearance charges for the replacement of goods.

6.02 LIMITATION. MANUFACTURER'S LIABILITY UNDER THE WARRANTY SET FORTH IN THIS SECTION 6 SHALL BE LIMITED TO EITHER (AT MANUFACTURER'S OPTION) A REFUND OF THE CUSTOMER'S PURCHASE PRICE OR THE REPLACEMENT OF DEFECTIVE GOODS. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR THE COST OF PROCUREMENT OF SUBSTITUTED GOODS BY THE CUSTOMER OR FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES FOR BREACH OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN THIS SECTION 6, MANUFACTURER GRANTS NO OTHER WARRANTIES, AND EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY, OR OTHERWISE.

       Distributor is responsible for maintaining an inventory of consigned warranty parts and to pay for any reported shortages. As defined in the Consigned Inventory Agreement executed in connection herewith, Distributor shall report to Manufacturer monthly on the inventory of consigned warranty parts.

7.     PRODUCTS LIABILITY

       Manufacturer shall maintain at all times during the effective term of the Agreement at its own expense product liability insurance providing limits of not less than $1,000,000 per person and not less than $2,000,000 per occurrence on all Products sold under this Agreement.
       All such insurance policies shall designate Distributor as an additional insured, or such policies shall contain coverage protecting Distributor as a vendor of the products. Manufacturer shall furnish Distributor with satisfactory evidence of such insurance coverage.

       Furthermore, Manufacturer shall indemnify Distributor from any and all damages, expenses and obligations which Distributor may incur or sustain by reason of the purchase or sale of any defective Products, except as to the extent that the defect is attributable to modifications made by the Distributor.

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8.        REPORTS

          Distributor agrees to furnish to Manufacturer monthly reports regarding sales to customers, lost business reports, forecasts of future sales to prospective customers in the Territory, and competitive information. Distributor also agrees to furnish every Friday a brief weekly status report on sales and support activities so Manufacturer can have a sense of the market and how well Distributor is achieving the sales objectives mutually set forth.

9.        INTELLECTUAL PROPERTY

9.01 USE OF NAME - Manufacturer agrees that Distributor may, during the term of this Agreement, use all trademarks, the name of the Products, and the term "Exclusive Distributor in Japan for Manufacturer" in advertising and promotional materials only in connection with sales of Products to Distributor's customers in accordance with the terms set forth herein. The Products are offered for sale and are sold by Manufacturer subject in every case to the condition that such sale does not convey any license express or implied, to manufacturer, duplicate or otherwise copy or reproduce any of the Products or any part thereof. Distributor shall take appropriate steps with its customers to inform them of and to assure compliance with the restrictions contained in this Section 9.01. Distributor agrees that Manufacturer owns all right, title, and interest in the product lines that include the Products and in all of Manufacturer's patents, designs, copyrights, trademarks, trade names, inventions, know-how, and trade secrets except the matters known to the public relating to the design, manufacture, operation and service of the Products. The use by Distributor of any of the property rights described in this
          Section 9.01 is authorized only for the purposes and during the period set forth herein. Manufacturer further agrees that after termination or the expiration of this Agreement, Distributor may use Manufacturer's trademarks in connection with the sale of its remaining inventory of Products for a period not to exceed one (1) year from the date of termination or expiration of this Agreement so long as such termination is not as a result of any default by Distributor in its performance hereunder.

9.02 INDEMNIFICATION - In the event Distributor or its customer is served with notice of alleged infringement of any patents, designs, copyrights and trademarks arising from the sale of any of the Products, Manufacturer shall, indemnify Distributor or such customer on the terms set forth in this Section 9.02. Distributor agrees that Manufacturer has the right to defend or at its option to settle, and Manufacturer agrees, at its own expense, to defend or at its option to settle, any action, claim, suit or proceeding brought against Distributor or its customer on the issue of infringement of any United States or Japanese patent, copyright, or trademark by the Products sold hereunder or the use thereof, subject to the limitations hereinafter set forth. Manufacturer shall have sole control of any such action, claim, suit or proceeding and settlement negotiations relating thereto, and Manufacturer agrees to pay subject to the limitations hereinafter set forth, any final judgment entered against Distributor or its customer on such issue in any claim action, claim suit or proceeding defended by Manufacturer. Distributor agrees that Manufacturer at its sole option shall be relieved of the foregoing obligations unless Distributor or its customer notifies Manufacturer promptly in writing of such action, claim, suit or proceeding and gives Manufacturer authority to proceed as contemplated herein, and, at Manufacturer's expense, gives Manufacturer proper and full information and assistance to settle and/or defend any such action, claim, suit or proceeding. If the Products, or any part thereof, are, or in the opinion of Manufacturer may become, the subject of any claim, action, suit or proceeding for infringement of any United States or Japanese patent, copyright or trademark, or it is adjudicatively determined that the Products, or any part thereof, infringe any Untied States or Japanese patent, copyright or trademark, or if the sale or use of the Products, or any part thereof, is, as a result,

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          enjoined, then Manufacturer may, at its option and expense either: (i)
          procure for Distributor and its customers the right under such patent, copyright or trademark to sell or use, as appropriate, the Products or such part thereof; or (ii) replace the Products, or part thereof, with other suitable Products or parts; or (iii) suitably modify the Products, or part thereof; or (iv) if the use of the Products, or part thereof, is prevented by injunction, remove the Products, or part thereof, and refund the aggregate payments paid thereof by Distributor's customer, less a reasonable sum for use and damage. Manufacturer shall not be liable for any costs or expenses incurred without its prior written authorization. Notwithstanding the foregoing, Manufacturer assumes no liability for (i) infringements covering completed equipment or any combination, method or process in which any of the Products or parts thereof may be used but not covering the Products or parts thereof when used alone; (ii) trademark infringements involving any marking or branding not applied by manufacturer or involving any marking or branding applied at the request of Distributor; or (iii) infringements involving the modification or servicing of the Products, or any part thereof, unless such modification or servicing was performed by Manufacturer. The foregoing provisions of this Section 9.02 state the entire liability and obligation of Manufacturer and the exclusive remedy of Distributor and its customers, with respect to any alleged infringement of patents, copyrights, trademarks or other intellectual property rights by the Products or any part thereof.

10.       RELATIONSHIP OF PARTIES

          The relationship between Manufacturer and Distributor shall not be that of a principal and an agent, but shall be that of a seller and purchaser, each acting as an independent contractor. Distributor shall have no right or authority to (and shall not) incur, assume or create, in writing or otherwise, any warranty, liability, or obligation of any kind, express or implied, in the name of or on behalf of Manufacturer. All sales and other agreements between Distributor and its customers are Distributor's exclusive responsibility.

11.       OTHER PROVISIONS

11.01 When Seki requests technical assistance of Novellus or Nippon Novellus the engineer must follow Seki's direction at that account.

11.02 In this regard, Novellus, Nippon Novellus and Seki agree not to hire each other's employees without full mutual agreement.

12.       ASSIGNMENT

          Neither party shall assign or transfer any of its rights or obligations under this Agreement in whole or in part to any individual, firm or corporation without the prior written consent of the other party.

13.       TERM OF AGREEMENT

13.01 TERM AND RENEWAL - This Agreement becomes effective on the date mentioned above and remains in effect until December 31, 1999. Either party shall have the right thereafter to terminate this Agreement on ninety (90) days notice to the other party.


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13.02     TERMINATION PROTECTION - In the event of termination of this
          Agreement, (i) all Distributor backlog at the time of termination shall ship per the terms of this Agreement and (ii) Manufacturer shall pay to Distributor a sales commission rate of 5% of the net invoice price at the shipment date for each system in the backlog and (iii) Distributor shall service all systems during start up and the warranty period on all backlog orders at the time of termination and (iv) Manufacturer shall pay to Distributor a service commission rate of 7% of the net invoice price for start up and warranty services at the shipment date for each system in the backlog.

          Upon request of Distributor, Manufacturer may repurchase after the termination of the Agreement, all products including demonstration units in hands of Distributor with good condition at the price equal to that paid by Distributor for the inventory and at the depreciated price for the demonstration units.

13.03 LIMITATION ON LIABILITY - Except as otherwise expressly provided herein, in the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Manufacturer or Distributor. Termination shall not, however, relieve either party of obligations incurred on or prior to the date of termination.

14.       EVENTS OF TERMINATION

14.01 In addition to the right of termination set forth in paragraph 13.01, either party may terminate this agreement as follows:

          14.011 BANKRUPTCY, ETC. - By either party immediately and without prior written notice to the other party in the event that proceedings in bankruptcy or insolvency are instituted by or against the other party, or a receiver is appointed, or if any substantial part of the assets of the other party is the object of attachment, sequestration or other type of comparable proceeding, and such proceeding is not vacated or terminated within thirty (30) days after its commencement or institution.

          14.012 DEFAULT - By either party immediately if one party defaults in the performance of any of the provisions of this Agreement and does not cure the default within thirty (30) days after receipt of written notice given by the other party.

          14.013 LICENSES - By either party immediately if either party is unable to obtain or renew any permit, license, patent or other governmental approval necessary to carry on the business contemplated under this Agreement.

14.02 LIMITATION ON TERMINATION RIGHTS - The parties hereto expressly agree that none of the rights set forth in the second paragraph of Section
          13.02 shall apply to a termination pursuant to this Section 14.

14.03 SURVIVAL - In the event of a termination pursuant to Section 13 or this Section 14, Section 3.01 (Sales Prices), 3.03 (Terms of Payment, 5 (Confidentiality, 6 (Warranty), 9 (Intellectual Property), 10 (Relationship of Parties), 13 (Term), 14 (Events of Termination), 16 (Export-Import Laws), 17 (Limitation of Liability), 18 (Governing Law) and 19 (Arbitration) shall

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          survive such termination for a period of three (3) years, and for a period of ten (10) years on Section 7 (Products Liability) after termination of this agreement.

15.       ENTIRE AGREEMENT

          This Agreement constitutes the entire agreement between the parties hereto and supersedes all previous negotiations, agreements and commitments in respect thereto, and shall not be released, discharged, changed or modified in any manner, except by instruments signed by duly authorized officers or representative of each of the parties hereto. Notwithstanding the foregoing, the parties intend the agreement between them in effect prior to the commencement of the term of this Agreement to continue to apply to define the rights and obligations of the parties with respect to all sales made prior to the commencement date of this Agreement.

16. EXPORT-IMPORT LAWS - Distributor shall, at its own expense, pay all import and export licenses and permits and take all other actions required to accomplish the export and import of the Products purchased by Distributor. Distributor understands the Manufacturer is subject to regulation by agencies of the U.S. Government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Distributor warrants that it will comply in all respects with the export and re-export restrictions set forth in the export license for every Product shipped to Distributor or its customers.

17.       LIMITATION ON LIABILITY

          MANUFACTURER'S LIABILITY ARISING OUT OF THIS AGREEMENT AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED TO THE AMOUNT PAID BY THE CUSTOMER FOR THE PRODUCTS. IN NO EVENT SHALL MANUFACTURER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSE, ON ANY THEORY OF LIABILITY.

18.       GOVERNING LAW

          The validity and interpretation of the Agreement and of each clause and part thereof shall be governed by the laws of the State of California.

19.       ARBITRATION

          Any controversy arising between the parties in connection with this Agreement, which cannot be amicably settled by the parties, shall be referred to arbitration in accordance with the Agreement between the Japan Commercial Arbitration Association and the American Arbitration Association to facilitate the Use of Commercial Arbitration in Trade between Japan and the United States of America dated September 16, 1952 and the decision of such arbitration proceeding shall be binding and conclusive upon the parties hereto. Arbitration shall be conducted in California if Distributor demands arbitration, and in Tokyo, Japan if Manufacturer demands arbitration. The expense of any such arbitration shall be decided as part of the arbitration settlement.

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20.       SEPARABILITY OF PROVISIONS

          A judicial or administrative declaration in any jurisdiction on the invalidity of any one or more of the provisions hereof shall not invalidate the remaining provisions of this Agreement in that jurisdiction, nor shall such declaration have any effect on the validity or interpretation of the Agreement outside of that jurisdiction.

21.       WAIVER OF COMPLIANCE

          Any failure by any party hereto to enforce at any time any term or condition under this Agreement shall not be considered a waiver of that party's rights thereafter to enforce each and every term and condition of the Agreement.

22.       NOTICES

          All notices and other communication in connection with this Agreement shall be in writing and shall be sent to the respective parties at the following addresses, or to such other addresses as may be designated by the parties in writing from time to time by registered or certified mail or facsimile:

               TO MANUFACTURER:    NOVELLUS SYSTEMS, INC.
                                   3970 NORTH FIRST STREET
                                   SAN JOSE, CA 95134 U.S.A.

               TO DISTRIBUTOR:     SEKI TECHNOTRON CORPORATION
                                   5-6-30 KIBA, KOTO-KU
                                   TOKYO 135 JAPAN

In WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized representative.

                    /s/Peter Hanley
                    -----------------------------------------------------------
                    MANUFACTURER: NOVELLUS SYSTEMS, INC.

                    Name:     Peter Hanley
                    Title:    Executive Vice President, Sales and Marketing
                    Date:     February 1, 1996

                    /s/ Shu Seki
                    -----------------------------------------------------------
                    DISTRIBUTOR: SEKI TECHNOTRON CORPORATION
                    Name:     Shu Seki
                    Title:    President
                    Date:     February 1, 1996
                    -----------------------------------------------------------

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                                     EXHIBIT "A"

Nippon Novellus shall assume the service and sales responsibilities from Seki Technotron Corporation for the accounts and upon the dates specified below:

     ACCOUNTS            SERVICE TRANSFER*        SALES TRANSFER*
     --------            -----------------        ---------------
     Sony                6/1995                   1/1996

     Fujitsu             6/1999                   1/2000

     MEC                 6/1999                   1/2000**

     NSI                 6/1996                   1/1997

     Nittetsu            6/1997                   1/1998

     Rohm                6/1997                   1/1998

     Yamaha              6/1999                   1/2000

     All Others          6/1999                   1/2000

     *Determination of the exact date of the transfer will be coordinated between the appropriate sales or service group of Distributor and Manufacturer based upon the circumstances existing at that time. Manufacturer reserves the right to transfer any of these accounts at an earlier date if Distributor's performance does not meet the criteria set forth under Section 4.07 of the Distribution Agreement.

     **Distributor must increase sales for this account either directly or indirectly by furnishing sales information and coordination to Novellus in order for Novellus to book orders outside territory. In the event sales for this account do not increase year over year, Novellus maintains the right to accelerate transition of this account.

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